IDEARC MEDIA LLC

ADVERTISING AGREEMENT

Date: December 24, 2009

Contract ID: 1: Customer OID 390401	Sales Channel: RDS Territory: WC Unit 9
Business Name: Securitas Edgar Filings, Inc.	Contact Name: Jeremy Pearman
Street: 35 Meadow Street, Suite 308	Contact Number: (718) 386-0230
City, State, Zip: Brooklyn, NY 11206	Sales Rep Name and Number: Benjamin Fitzpatrick - (425) 923-1306 Benjamin.Fitzpatrick@idearc.com
Main Listed Business Phone: (718) 386-0230	Categories: SEC EDGAR Filings
Payment Type: Credit Card	Billing Cycle: Monthly

Item Code	Qty	Contract Term	Unit Cost	Monthly Cost
SPBB	1	12 Months	$ 79.00	$ 79.00
SPPPCFS1	1	12 Months	$ 196.00	$ 196.00

Monthly Total - $ 275.00

Max Monthly Budget - $150.77

ADVERTISING AGREEMENT - RDS/SLC/MDS/SEM Rev:Aug / 2009

Minimum monthly charge is $15. In addition, an administrative charge of $20 or a Full Service charge of 30% of monthly clicks or calls, whichever is greater, may apply.

(THIS IS NOT A BILL)

Terms and Conditions

"You" means the individual or business entity listed as Advertiser above. "We," "us" and "our" means Idearc Media LLC. "Print Ads" means advertising in our print products (together, "Publications"). "Electronic Ads" means advertising on various electronic media, including the Superpages.com® service, consisting of websites we own and third party websites, wireless platforms, and other applications for which we have agreements from time to time (collectively our "Electronic Platform"). "Ad" or "Ads" means Print Ads and/or Electronic Ads. You agree that this Advertising Agreement and any additional terms and conditions ("Additional Terms") that we publish on the websites described in the next sentence and that are in effect on the Agreement Date or that are included in any pre-printed addenda we provide (together, the "Agreement") apply to the Ads and services ("Services") listed in the order section above. The Additional Terms are available at www.superpages.com/terms and at www.idearcmedia.com/aboutus/terms.jsp. You are responsible for reviewing these terms and conditions and the Additional Terms.

1. Order. By signing below or by Recorded Oral Agreement (herein so called), you authorize us to publish the Ads listed in this Agreement in the applicable Publications and/or Electronic Platform and to provide the Services listed in this Agreement. You also authorize us to act as your agent to request from your local telephone carrier any listing changes that you provide to us. The "Agreement Date" is the date you sign this Agreement or orally consent to this Agreement.

2. Notices/How to Contact Us. All notices to us must be in writing and mailed to Idearc Media LLC, MC 12, P.O. Box 610609, D/FW Airport, TX 75261, faxed to 866-886-7260, or e-mailed to rdssupport@idearc.com. Cancellation notices must include your business name, telephone number, and address. For questions about this Agreement or your advertising, please call Customer Care at 866-478-2611.

3. Term. Subject to automatic renewal as described in Section 4 and unless otherwise provided in the Additional Terms, (i) the initial term for a print Ad or Service is the period we provide such Ad or Service and (ii) the initial term for Electronic Ads and electronic Services is 12 months or such other period as is set forth in the order section of this Agreement.

4. Revision/Cancellation/Automatic Renewal.  You may revise or cancel your request for Ads and Services only by written notice that is received by us (i) for Ads and Services in Publications, within 14 days after the Agreement Date or by the close date, whichever is earlier, and (ii) for Electronic Ads and electronic Services, within 14 days after the Agreement Date. You are responsible for obtaining a Publication close date by calling Customer Care at 800-555-4833. We may automatically renew your Electronic Ads and electronic Services after the end of the initial term for successive one-month terms unless we receive written cancellation notice at least 30 days before the end of the final month of your Electronic Ads and electronic Services. You agree that the then current undiscounted rates and terms and conditions will apply to automatically renewed Electronic Ads and electronic Services.  We may cancel your Electronic Ads and electronic Services without notice at any time for any reason.

5. Charges/Billing. You agree to pay the monthly rates listed on this Agreement for the period we provide the Ads and Services, rounded up to the nearest month (and for subsequent terms, the then current undiscounted rates). You also agree to pay any one-time charges listed on this Agreement and any taxes due on your Ads or Services. We may start billing before we publish or distribute Ads or begin providing Services, and monthly billing for print Ads may continue after we distribute the next issue.

6. Payment Terms. You agree to pay all charges in full by the due date. You agree that you may not withhold any payment for any reason, including any dispute between you and us.  We may require full or partial advance payment prior to providing any Ads or Services. You authorize us to review your credit history and to obtain your credit report, and you agree that we may disclose to third parties information about you that we deem necessary to assess your credit rating or report your failure to make payments as required by this Agreement. We may apply payments from you, or monies owed to you, toward amounts owed under this Agreement or any other amounts you owe us. If you pay by credit card, we will bill the card automatically at the start of each billing period.

7. Late Charges. We will assess, and you agree to pay, late charges on account balances not paid by the due date (including balances accelerated under Section 8). Late charges will begin to accrue after the due date at a rate equal to the lesser of 18% per annum or the highest lawful rate. In addition, if you submit a check or draft that is dishonored for any reason, you agree to pay, in addition to the face amount of the check or draft, a service fee in an amount equal to the highest lawful amount.

8. Our Remedies. If you do not pay all charges by 30 days after the due date, fail to meet any other obligation under this Agreement or under any other agreement between us, or make any representation or warranty that is or becomes untrue, we may, without notice: (i) require you to pay immediately all unpaid amounts you owe and will owe for all Ads and Services for the entire term of this Agreement; (ii) remove your Ads from any Publication that has not published; (iii) remove, suspend, or modify your Electronic Ads; (iv) suspend or terminate any Services; (v) recover all collection costs and attorneys' fees; and (vi) pursue any other available legal or equitable remedies.

9. Limitation of Liability/Disclaimers. You agree to review the Ads and Services immediately after their publication or provision and to notify us in writing of any errors or omissions no later than 30 days after the error is first published or displayed or the Ad or Service omitted. You agree that we may provide free advertising pursuant to our then-current policies instead of a refund or credit to your account, and that we will have no liability with respect to any listings, Ads or Services provided to you at no cost. The total aggregate liability for us and our affiliates for errors in or omission of the Ads or Services, negligence, any breach of this Agreement, and any other cause of action or wrongful act is limited to, and shall in no event exceed, the lesser of (a) the amount by which the value of the Ad or Service was diminished or (b) the amount you have paid for the Ad or Service giving rise to the liability (the "Liability Cap").  We are not liable for consequential damages, punitive damages, incidental damages, or damages for harm to business, lost revenues, profits, or goodwill, or any other special damages, whether the claim is based on negligence, breach of contract or express or implied warranty, strict liability, misrepresentation, statute, tort, or any other theory of recovery, even if you or we knew such damages could or may result. We disclaim any obligations, representations, or warranties, whether express or implied, that are not expressly set forth in this Agreement including any warranty of merchantability or fitness for a particular purpose. Without limiting the generality of the foregoing, we do not warrant the number of responses to your Ads, the number of persons who will view your Ads, or any other business benefit. The limitations in this Section shall apply notwithstanding any failure of essential purpose under this Agreement. We are not liable to you for any deviation from or change in our policies, practices, and procedures, including without limitation those regarding the placement, position, or location of Ads, headings, or categories. You may increase the Liability Cap with regard to paid Ads and Services by agreeing to pay additional charges that will be determined by mutual agreement between you and us. You may obtain information about this option by contacting us at 866-478-2611.

10.  Waiver of Class Action and Jury Trial and Consent to Binding Arbitration. In any legal proceeding relating to this Agreement, the parties agree to waive any right they may have to participate in any class, group, or representative proceeding and to waive any right they may have to a trial by jury. Any claim, controversy, or dispute that arises under or relates to this Agreement (other than claims to collect amounts you owe us or claims by you alleging breach of this Agreement to recover amounts you have paid us ), including any dispute regarding any listing, Ad or Service, any omissions, incorrect phone numbers or other errors, and any Ad placement concerns, shall be referred by the aggrieved party to binding arbitration under the Commercial Rules of the American Arbitration Association.

11. Products/Publication/Distribution. We reserve the sole right to determine (and may change at any time without notice to you) the design, content, size, geographic coverage, distribution, and appearance of, and the types of advertising offered in, our Publications, our Electronic Platform, and Services and how, where, how many, when, and whether they are published, distributed, reissued, or displayed. We may reject all or any portion of Ads or Services at any time and for any reason (even if previously approved). If rejected, we will, as our sole obligation, refund any advance payments for that Ad or Service. If we receive allegations of copyright or trademark infringement, we may remove the disputed content immediately. We may change each name, street address, Internet address, and telephone number or any other content to conform to our standards, practices and policies or the policies of any third party on whose site, platform or network any Ad is published. We may publish the Ads of any other advertiser at any time and at any location in our Publications and in our Electronic Platform.

12. Proofs. We do not guarantee that we will provide you with proofs of your Ads. If we do provide proofs in time for modifications, you must notify us in writing of any changes/errors before the deadline we set. Otherwise, we will publish the Ad or perform the Service as shown and no adjustment will be made. Colors, contrast, photos, font, graphics, and other features may appear differently in the published product and no adjustments will be made for those differences.

13. Ad Placement. Except for Ads we designate as limited inventory advertising, we do not guarantee the placement or position of any Ad (or the Ad of any other advertiser) on or within any Publication or the Electronic Platform and will not provide any adjustments on claims relating to placement for any Ad.

14. Advertiser Content; SuperGuarantee. "Advertiser Content" means content you, or any person(s) using your password, supplies to us, posts, or asks us to use in your Ads. You grant us a perpetual, royalty-free, sub-licensable, non-exclusive right and license to use, copy, record, modify, display, publish, publicly perform, distribute (in any form or media), transmit by any means, and create derivative works from the Advertiser Content in, and for the marketing and sale of our products and services.  You specifically grant us the right and license to insert the SuperGuarantee shield design into your eligible Ads and to remove it from ineligible Ads.  You are solely responsible for the Advertiser Content and will produce and deliver all Advertiser Content in accordance with our then current guidelines, procedures, technical requirements, and deadlines. If you fail to comply, we may cancel or suspend your Ads or Services.

15. Our Rights in Advertising Content/Copyright/Trademarks. If we create or supply any content for your Ads or design your Ads, the content and the Ads we create are our sole and exclusive property, except for Advertiser Content and content we license from a third party. We may supply such content to other advertisers. You agree that you have no right to use that content or the advertising developed with that content in other advertising or materials or in any other way, or to permit others to use the advertising or content. You agree that we own the copyright in, and all copyrighted portions of, each Publication and the Electronic Platform. You agree not to use or alter any trademark, trade name, trade dress or any name, picture or logo that is commonly identified with us or our affiliates, including, without limitation, the trademarks SuperGuaranteeSM and SuperGuarantee shield design, unless permission is granted by us in writing.

16. Advertiser's Representations. You represent and warrant that: (i) you have the unrestricted right to use, and to grant the licenses you grant in this Agreement with respect to, all Advertiser Content and that your licensing of Advertiser Content to us will not infringe any third party copyright or trademark rights; (ii) your Ads comply with all applicable laws, orders, codes, regulations and requirements and you and any individuals listed in your Ads have all required licenses to provide the goods and services advertised in all jurisdictions where the Ads appear; (iii) you have not made any false or misleading claims in any Ad; (iv) you have not requested, and will not use, the Ads or Services, or our Electronic Platform for any unlawful purpose or business; (vi you have not violated any contractual or legal obligation by signing this Agreement and requesting us to publish any Ad; and (vi) you are or represent the business related to the Ads and Services listed above.  You will notify us immediately if any of the above becomes inaccurate.

17. Indemnification. You agree to defend, indemnify and hold us and our affiliates harmless from any liability or costs, including attorneys' fees and expenses, resulting from: (a) any breach of your representations, warranties or covenants; (b) any act, omission or fault of you or your employees, agents or contractors in connection with the Ads or Services; (c) any claim that the Advertiser Content or other information provided by you violates any applicable law or infringes on any third party patent, copyright, trademark, trade secret or other intellectual property or proprietary right; (d) any communication through your Electronic Ads or your collection or use of any information obtained through your Ads, the Services or our Electronic Platform; (e) any breach of any applicable export control laws; and (f) any transactions initiated through your Electronic Ads and any payment processing services. You will continue to be obligated by this Section even after the termination of this Agreement.

18. Governing Law. You agree that this Agreement will be governed by and construed in accordance with, and all matters relating to or arising under this Agreement will be governed by, Texas law without reference to the laws relating to conflicts of laws.

19. Entire Agreement. This Agreement constitutes the entire agreement between you and us and supersedes all prior agreements and representations, whether express or implied, written or oral, with respect to the Ads and Services. You agree not to include any limiting endorsement on a check or other form of payment, and we may cash a check containing a limiting endorsement or accompanied by any limiting instruction without affecting your obligations or our rights. Neither you nor any Idearc employee or agent is authorized to change or add to this Agreement or any other documents that are part of this Agreement in any way, and any purported change or addition, whether oral or written, is void.

20. Miscellaneous. This Agreement is binding on and for the benefit of you and your successors. We may assign this Agreement, but you may not assign any of your rights or delegate any of your duties under this Agreement without our prior written consent. Except as otherwise set forth in this Agreement, neither you nor we will lose any of our rights under this Agreement, even if you or we do not enforce a right or delay in enforcing a right. Neither party will be liable for any damages arising from acts of God or events outside of that party's reasonable control. If any provision of this Agreement is found to be unenforceable, the rest of this Agreement will remain in full force and effect. Our imaged copy of this Agreement will be deemed a duplicate original for evidentiary purposes.

21. Contact by Us. You agree that we may contact you regarding your Ads or Services, or offers to provide Ads or Services, whether by live telephone, recorded message, U.S. mail or other mail, facsimile or e-mail. You agree that telephone conversations between you and us or our agents may be monitored and/or recorded (including Recorded Oral Agreements).

By signing or orally authorizing this Agreement, you are authorizing Ads and Services with a monthly total of $ 275.00 plus all other one time fees listed in this Agreement.

The person signing below on behalf of Advertiser or orally authorizing the Ads and Services on behalf of Advertiser certifies that he or she is either the Advertiser or is authorized by the Advertiser to sign or orally authorize this Agreement.

/s/ Jeremy B. Pearman

December 24, 2009

________________________

_______________________

Authorized By – Signature

Date

Jeremy B. Pearman

CEO, President

________________________

_______________________

Print Name

Title

Benjamin Fitzpatrick

_____________________________________

Application Received by Sales Representative